                               PURCHASE AGREEMENT

Credit Suisse Institutional Fund, Inc. (the "Fund"), a corporation organized under the laws of the Maryland, with respect to the Select Equity Portfolio, Capital Appreciation Portfolio and Small Cap Value Portfolio (each a "Portfolio" and together the "Portfolios"), and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

         1. The Fund offers CSAM and CSAM hereby purchases one share of common stock in each of the Portfolios, having a par value of $.001 per share, at a price of $10.00 per share (the "Initial Shares"). CSAM hereby acknowledges receipt of the certificates representing the Initial Shares, and the Fund hereby acknowledges receipt from CSAM of $30.00 in full payment for the Initial Shares.

         2. CSAM represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distribution.

         3. CSAM agrees that if any holder of an Initial Share of a Portfolio redeems it before one year after the date upon which that Portfolio commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses with respect to the relevant Portfolio. The parties hereby acknowledge that any shares acquired by CSAM other than the Initial Shares have not been acquired to fulfill the requirements of
Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the relevant Portfolio.

         4. The Fund and CSAM agree that the obligations of the Fund under this Agreement will not be binding upon any of the Directors, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Incorporation and the by-laws of the Fund. The execution and delivery of this Agreement have been authorized by the Directors of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither the authorization by the Directors nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the property of the Fund as provided in the Articles of Incorporation and the by-laws of the Fund. No series of the Fund, including the Portfolios, will be liable for any claims against any other series.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 3rd day of October, 2001.

                                       CREDIT SUISSE INSTITUTIONAL FUND, INC.



                                       By:
                                           ------------------------------------
                                           Name:
                                           Title:


ATTEST:


------------------------------------


                                       CREDIT SUISSE ASSET MANAGEMENT, LLC



                                       By:
                                           ------------------------------------
                                           Name:
                                           Title:

ATTEST:


------------------------------------


                                       2